Exhibit 99.1

NEWS....	Contact: Robert S. Merritt or
October 20, 2004, FOR IMMEDIATE RELEASE	Lisa Hathcoat
(813) 282-1225

OUTBACK STEAKHOUSE, INC.
REPORTS THIRD QUARTER RESULTS

Tampa, Florida, October 20 --- Outback Steakhouse, Inc. (NYSE: OSI) today reported that net income for the three months ended September 30, 2004 was $28,274,000, equal to $0.37 per share (diluted), compared with $37,591,000 or $0.48 per share (diluted) for the same period in 2003.  Revenues for the quarter increased by 17.2% to $803,542,000, compared with $685,339,000 during the same quarter last year.  Approximately $19,526,000 of the revenue increase was the result of consolidation of 33 joint venture stores due to implementation of a new accounting pronouncement as discussed in the first quarter earnings release.

The Company noted that third quarter results were negatively affected by hurricanes and severe weather during August and September, which caused estimated lost sales of $6,000,000 and property damage and inventory losses of approximately $3,000,000.  Additionally, labor costs for the third quarter were adversely affected by increases in reserves for the Company’s health insurance plan, which resulted in higher health insurance costs of approximately $3,300,000 compared to the same quarter last year.

System-wide sales grew by 10.4% for the quarter compared with the respective period last year.  System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not.  The two components of system-wide sales, including those of Outback Steakhouse, Inc. and those of franchisees and development joint ventures, are provided in the following supplemental tables.

Comparable store sales and average unit volumes for the Company’s restaurant brands for the quarter ended September 30, 2004 compared to the same quarter in 2003 changed by approximately:

Quarter ended September 30, 2004	Company-owned	Franchised and development joint venture		System-wide

Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses……………...….......................…………………	0.9%	3.7%		1.3%
Carrabba’s Italian Grills………...….............................………………	0.9%	N/A		0.9%
Fleming’s Prime Steakhouse and Wine Bars................………………	13.9%	N/A		13.9%
Roy’s……………...….......................…………………………………	5.2%	N/A		5.2%
Bonefish Grills……………...….......................………………………	-1.1%	10.6%	(1)	-0.6%
Domestic average unit volumes
Outback Steakhouses……………...….......................…………………	0.7%	2.9%		1.0%
Carrabba’s Italian Grills………...….............................………………	0.2%	N/A		-0.4%
Fleming’s Prime Steakhouse and Wine Bars................………………	10.7%	N/A		10.7%
Roy’s……………...….......................…………………………………	3.9%	N/A		4.8%
Bonefish Grills……………...….......................………………………	-3.3%	0.2%	(1)	-3.0%

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(1)           Represents one restaurant for comparable store sales and four restaurants and three restaurants for average unit volumes in 2004 and 2003, respectively.

The Company will conduct a conference call today, Wednesday, October 20, 2004 at 8:30 a.m. Eastern Daylight Savings Time, to discuss its financial results for the quarter ended September 30, 2004.  The discussion will be carried live on the Internet and can be accessed via the Company’s website at http://investors.outback.com or at http://www.outback.com under the Company Info, Investor Relations links.  Replay of the conference call via the Internet will be available shortly after the event at the same location.

The Company’s restaurant system operates in 50 states and 20 countries internationally.

More...

STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues
Restaurant sales	$ 798,618	$ 680,919	$ 2,433,075	$ 2,011,716
Other revenues	4,924	4,420	14,920	14,562
Total revenues	803,542	685,339	2,447,995	2,026,278
Costs and expenses
Cost of sales	293,666	247,646	888,132	728,833
Labor & other related	200,822	167,563	602,731	494,714
Other restaurant operating	178,607	145,040	523,449	422,687
Distribution expense to employee partners, excluding stock expense	17,867	14,224	55,649	45,256
Employee partner stock buyout expense	1,269	1,266	5,666	3,956
Depreciation and amortization	26,828	21,755	76,150	62,266
General & administrative	34,181	26,985	95,836	74,463
Hurricane property and inventory losses	3,024	-	3,024	-
Provision for impaired assets and restaurant closings	2,394	5,319	2,394	5,319
Income from operations of unconsolidated affiliates	(407)	(1,543)	(1,067)	(4,482)
	758,251	628,255	2,251,964	1,833,012
Income from operations	45,291	57,084	196,031	193,266
Other income (expense), net	(370)	(191)	(1,459)	(781)
Interest income	337	192	947	1,165
Interest expense	(1,009)	(487)	(2,408)	(1,264)
Income before elimination of minority partners' interest and
provision for income taxes	44,249	56,598	193,111	192,386
Elimination of minority partners' interest	951	(247)	8,266	1,865
Income before provision for income taxes	43,298	56,845	184,845	190,521
Provision for income taxes	15,024	19,254	64,141	65,653
Net income	$ 28,274	$ 37,591	$ 120,704	$ 124,868

Basic earnings per share	$ 0.38	$ 0.50	$ 1.63	$ 1.66
Basic weighted average shares outstanding	73,896	75,099	74,223	75,415

Diluted earnings per share	$ 0.37	$ 0.48	$ 1.55	$ 1.59
Diluted weighted average shares outstanding	76,869	78,354	77,782	78,333

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of September 30, 2004
Cash	$ 66
Working capital (1)	$ (122)
Current portion of long-term debt (1)	$ 81
Long-term debt	$ 99

__________________
(1) Includes $29 million of debt owed by a franchisee of the Company which is due December 31, 2004, and for which the Company provides a guarantee.

	Three months ended		Nine months ended
	September 30,		September 30,
OUTBACK STEAKHOUSE, INC. RESTAURANT SALES (in millions):	2004	2003	2004	2003
Outback Steakhouse restaurants
Domestic	$ 550	$ 522	$ 1,702	$ 1,557
International	50	31	125	77
Total	600	553	1,827	1,634
Carrabba's Italian Grills	121	78	368	235
Other	78	50	238	143

Total company-owned restaurant sales	$ 799	$ 681	$ 2,433	$ 2,012

The following information presents sales for both the franchised and unconsolidated development joint venture restaurants. These are stores that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income.  Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales.  Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of Outback Steakhouse, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended		Nine months ended
	September 30,		September 30,
FRANCHISED AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2004	2003	2004	2003
Outback Steakhouse restaurants
Domestic	$ 66	$ 86	$ 244	$ 285
International	25	19	70	63
Total	91	105	314	348
Carrabba's Italian Grills	-	22	-	67
Other	3	1	9	10

Total franchise and development joint venture sales (1)	$ 94	$ 128	$ 323	$ 425
Income from franchise and development joint ventures (2)	$ 5	$ 5	$ 15	$ 18
________________
(1) Franchised and development joint venture sales are not included in our Company revenues as reported in our Consolidated Statements of Income.

(2) Represents the franchise royalty and portion of total income included in our Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

RESTAURANTS IN OPERATION AS OF SEPTEMBER 30:	2004		2003
Outback Steakhouses
Company-owned - domestic	645	(1)	616
Company-owned - international	67		49
Franchised and development joint venture - domestic	100	(1)	101
Franchised and development joint venture - international	54		48
Total	866		814
Carrabba's Italian Grills
Company-owned	163	(1)	104
Development joint venture	-	(1)	29
Total	163		133
Bonefish Grill
Company-owned	47	(1)	25
Franchised and development joint venture	4	(1)	4
Total	51		29
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	27		21
Roy’s
Company-owned	18	(1)	17
Development joint venture	-	(1)	1
Total	18		18
Lee Roy Selmon’s
Company-owned	2		2
Cheeseburger in Paradise
Company-owned	5		1
Paul Lee's Chinese Kitchen
Company-owned	1		-

System-wide total	1,133		1,018

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(1)  Two Outback Steakhouses, 29 Carrabba's Italian Grills, one Bonefish Grill and one Roy’s are now included in Company-owned stores as a result of adoption of a new accounting pronouncement in January 2004.